                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM U-13-60

                                  ANNUAL REPORT

                                 FOR THE PERIOD

             BEGINNING JANUARY 1, 2001 AND ENDING DECEMBER 31, 2001


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF


                            XCEL ENERGY SERVICES INC.
                        (Exact Name of Reporting Company)


                          A Subsidiary SERVICE COMPANY
                            ----------
                           ("Mutual" or "Subsidiary")



                       Date of Incorporation April 2, 1997
                                             -------------


    State or Sovereign Power under which Incorporated or Organized: Delaware


  Location of Principal Executive Offices of Reporting Company: Minneapolis, MN


   Name, title, and address of officer to whom correspondence concerning this report should be addressed:


David E. Ripka       Vice President and Controller          800 Nicollet Mall
                                                           Minneapolis, MN 55402
    (Name)                    (Title)                           (Address)


  Name of Principal Holding Company Whose Subsidiaries are served by Reporting
                                    Company:

                                XCEL ENERGY INC.

                      INSTRUCTIONS FOR USE OF FORM U-13-60


1. TIME OF FILING. --Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. NUMBER OF COPIES. --Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. PERIOD COVERED BY REPORT. --The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. REPORT FORMAT. --Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. MONEY AMOUNTS DISPLAYED. --All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. DEFICITS DISPLAYED. --Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. MAJOR AMENDMENTS OR CORRECTIONS. --Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. DEFINITIONS. --Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. ORGANIZATION CHART. --The service company shall submit with each annual report a copy of its current organization chart.

10. METHODS OF ALLOCATION. --The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. --The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                 LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                                 Schedule or           Page
Description of Schedules and Accounts                                           Account Number         Number
-------------------------------------                                           --------------         ------
Comparative Balance Sheets                                                      Schedule I               3-4

Service Company Property                                                        Schedule II                5

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                                   Schedule III               6

Investments                                                                     Schedule IV                7

Accounts Receivable from Associate Companies                                    Schedule V              8-8a

Fuel Stock Expenses Undistributed                                               Schedule VI                9

Stores Expense Undistributed                                                    Schedule VII               9

Miscellaneous Current and Accrued Assets                                        Schedule VIII             10

Miscellaneous Deferred Debits                                                   Schedule IX               10

Research, Development, or Demonstration Expenditures                            Schedule X                10

Proprietary Capital                                                             Schedule XI               11

Long-Term Debt                                                                  Schedule XII              12

Current and Accrued Liabilities                                                 Schedule XIII             13

Notes to Financial Statements                                                   Schedule XIV          14-14d

Comparative Income Statement                                                    Schedule XV           15-15c

Analysis of Billing - Associate Companies                                       Account 457               16

Analysis of Billing - Nonassociate Companies                                    Account 458               17

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                                        Schedule XVI              18

Schedule of Expense by Department or Service Function                           Schedule XVII         19-19f

Departmental Analysis of Salaries                                               Account 920               20

Outside Services Employed                                                       Account 923           21-21g

Employee Pensions and Benefits                                                  Account 926               22

General Advertising Expenses                                                    Account 930.1             23

                                                                         Page 2a

                                                                                 Schedule or           Page
Description of Schedules and Accounts                                           Account Number        Number
-------------------------------------                                           --------------        ------
Miscellaneous General Expenses                                                  Account 930.2            23a

Rents                                                                           Account 931              23a

Taxes Other Than Income Taxes                                                   Account 408               24

Donations                                                                       Account 426.1         25-25a

Other Deductions                                                                Account 426.5             26

Notes to Statements of Income                                                   Schedule XVIII            27



                                         LISTING OF INSTRUCTIONAL FILING REQUIREMENTS


Organization Chart                                                                                        28

Methods of Allocation                                                                                 29-29a

Annual Statement of Compensation for Use of Capital Billed                                                30

Signature Clause                                                                                          31

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)


Give balance sheet of the Company as of December 31 of the current and prior year.


                                                                                                      AS OF DECEMBER 31,
ACCOUNT   ASSETS AND OTHER DEBITS                                                                2001                 2000
-------   -----------------------                                                                -----                ----
          SERVICE COMPANY PROPERTY
101       Service company property                                      (Schedule II)     $               -    $               -
107       Construction work in progress                                 (Schedule II)                    13                8,249
                                                                                          ------------------   ------------------
                    Total Property                                                                       13                8,249
                                                                                          ------------------   ------------------

108       Less accumulated provision for depreciation and
          amortization of service company property                      (Schedule III)                    -                    -
                                                                                          ------------------   ------------------
                    Net Service Company Property                                                         13                8,249
                                                                                          ------------------   ------------------

          INVESTMENTS
123       Investments in associate companies                            (Schedule IV)                     -                    -
124       Other investments                                             (Schedule IV)                 3,860                    -
                                                                                          ------------------   ------------------
                    Total Investments                                                                 3,860                    -
                                                                                          ------------------   ------------------

          CURRENT AND ACCRUED ASSETS
131       Cash                                                                                        1,880                2,918
134       Special deposits                                                                                -                    -
135       Working funds                                                                                  15                   10
136       Temporary cash investments                                    (Schedule IV)                     -                    -
141       Notes receivable                                                                                -                    -
143       Accounts receivable                                                                           455                  281
144       Accumulated provision for uncollectable accounts                                                -                    -
146       Accounts receivable from associate companies                  (Schedule V)                120,536               86,284
152       Fuel stock expenses undistributed                             (Schedule VI)                     -                    -
154       Materials and supplies                                                                          -                    -
163       Stores expense undistributed                                  (Schedule VII)                    -                    -
165       Prepayments                                                                                53,618               58,054
174       Miscellaneous current and accrued assets                      (Schedule VIII)                   -                    -
                                                                                          ------------------   ------------------
                    Total Current and Accrued Assets                                                176,504              147,547
                                                                                          ------------------   ------------------

          DEFERRED DEBITS
181       Unamortized debt expense                                                                        -                    -
184       Clearing accounts                                                                           1,007                  633
186       Miscellaneous deferred debits                                 (Schedule IX)                22,520                6,520
188       Research, development, or demonstration expenditures          (Schedule X)                      -                    -
190       Accumulated deferred income taxes                                                               -                    -
                                                                                          ------------------   ------------------
                    Total Deferred Debits                                                            23,527                7,153
                                                                                          ------------------   ------------------

                    TOTAL ASSETS AND OTHER DEBITS                                         $         203,904    $         162,949
                                                                                          ==================   ==================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)




                                                                                                       AS OF DECEMBER 31,
ACCOUNT    LIABILITIES AND PROPRIETARY CAPITAL                                                      2001                 2000
-------    -----------------------------------                                                      -----                ----
           PROPRIETARY CAPITAL
 201       Common stock issued                                               (Schedule XI)   $               -    $              -
 211       Miscellaneous paid-in-capital                                     (Schedule XI)                  13                   1
 215       Appropriated retained earnings                                    (Schedule XI)                   -                   -
 216       Unappropriated retained earnings                                  (Schedule XI)                   -                   -
                                                                                             ------------------   -----------------
                     Total Proprietary Capital                                                              13                   1
                                                                                             ------------------   -----------------

           LONG-TERM DEBT
 223       Advances from associate companies                                 (Schedule XII)                  -                   -
 224       Other long-term debt                                              (Schedule XII)                  -                   -
 225       Unamortized premium on long-term debt                                                             -                   -
 226       Unamortized discount on long-term debt-debit                                                      -                   -
                                                                                             ------------------   -----------------
                     Total Long-Term Debt                                                                    -                   -
                                                                                             ------------------   -----------------

           CURRENT AND ACCRUED LIABILITIES
 231       Notes payable                                                                                    47                   -
 232       Accounts payable                                                                            143,859              66,547
 233       Notes payable to associate companies                              (Schedule XIII)            10,265              35,125
 234       Accounts payable to associate companies                           (Schedule XIII)                 -                   -
 236       Taxes accrued                                                                                 2,473               1,246
 237       Interest accrued                                                                                  -                   -
 238       Dividends declared                                                                                -                   -
 241       Tax collections payable                                                                       3,840               1,813
 242       Miscellaneous current and accrued liabilities                     (Schedule XIII)               (69)             30,420
                                                                                             ------------------   -----------------
                     Total Current and Accrued Liabilities                                             160,415             135,151
                                                                                             ------------------   -----------------

           DEFERRED CREDITS AND OTHER NON-CURRENT LIABILITIES
 228       Accumulated provision for pension and benefits                                                3,019               8,473
 253       Other deferred credits                                                                       30,704              13,793
 255       Accumulated deferred investment tax credits                                                       -                   -
                                                                                             ------------------   -----------------
                     Total Deferred Credits and Other Non-Current Liabilities                           33,723              22,266
                                                                                             ------------------   -----------------

 283       ACCUMULATED DEFERRED INCOME TAXES                                                             9,753               5,531
                                                                                             ------------------   -----------------

                     TOTAL LIABILITIES AND PROPRIETARY CAPITAL                               $         203,904    $        162,949
                                                                                            ==================   =================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                      SCHEDULE II--SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                                          BALANCE AT                 RETIREMENTS      OTHER        BALANCE
                                                          BEGINNING                      OR          CHANGES      AT CLOSE
           DESCRIPTION                                     OF YEAR      ADDITIONS      SALES        (1), (4)       OF YEAR
           -----------                                  -------------  -----------  -------------  -----------   ----------
SERVICE COMPANY PROPERTY

Account
    301       Organization                                 $     -       $     -       $      -     $     -       $     -
    303       Miscellaneous intangible plant                     -             -              -           -             -
    304       Land and land rights                               -             -              -           -             -
    305       Structures and improvements                        -             -              -           -             -
    306       Leasehold improvements                             -             -              -           -             -
    307       Equipment (2)                                      -             -              -           -             -
    308       Office furniture and equipment                     -             -              -           -             -
    309       Automobiles, other vehicles and                    -             -              -           -             -
              related garage equipment                           -             -              -           -             -
    310       Aircraft and airport equipment                     -             -              -           -             -
    311       Other service company property (3)                 -             -              -           -             -
                                                           -------       -------       --------     -------       -------
              SUB-TOTAL                                          -             -              -           -             -
    107       Construction work in progress (4)              8,249                       (8,236)          -            13
                                                           -------       -------       --------     -------       -------
              TOTAL                                        $ 8,249       $     -       $ (8,236)    $     -       $    13
                                                           =======       =======       ========     =======       =======

(1) Provide an explanation of those changes considered material: Learjet 45 was sold and leased-back.

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year: None

(3)  Describe other service company property: None

(4) Describe construction work in progress: The balance at 12-31-01 represents the purchase of a hydraulic power unit for aircraft maintenance.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

              SCHEDULE III--ACCUMULATED PROVISION FOR DEPRECIATION
                  AND AMORTIZATION OF SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                              BALANCE AT     ADDITIONS       RETIREMENTS         OTHER        BALANCE
                                              BEGINNING      TO ACCOUNT          OR             CHANGES      AT CLOSE
DESCRIPTION                                    OF YEAR           403            SALES             (1)        OF YEAR
-----------                                  ------------   -------------   --------------     ---------     ----------
Account
      301   Organization                      $     -         $     -           $     -          $     -      $     -
      303   Miscellaneous intangible plant          -               -                 -                -            -
      304   Land and land rights                    -               -                 -                -            -
      305   Structures and improvements             -               -                 -                -            -
      306   Leasehold improvements                  -               -                 -                -            -
      307   Equipment                               -               -                 -                -            -
      308   Office furniture and fixtures           -               -                 -                -            -
      309   Automobiles, other vehicles and
            related garage equipment                -               -                 -                -            -
      310   Aircraft and airport equipment          -               -                 -                -            -
      311   Other service company property          -               -                 -                -            -
                                             ---------       ---------         ---------       ----------    ---------
            TOTAL                             $     -         $     -           $     -          $     -      $     -
                                             =========       =========         =========       ==========    =========



(1)  Provide an explanation of those changes considered material: None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                            SCHEDULE IV--INVESTMENTS
                             (thousands of dollars)

INSTRUCTIONS:  Complete the following schedule concerning investments.

Under Account 124, "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.

                                                                                            BALANCE AT            BALANCE AT
                                                                                             BEGINNING              CLOSE
ACCOUNT             ASSETS AND OTHER DEBITS                                                   OF YEAR              OF YEAR
-------             -----------------------                                              ----------------     ----------------
  123               Investment in associate companies                                    $             -      $             -

  124               Other investments:
                              Pacific Life Insurance Co.; Key Man Life Insurance                       -                3,402
                              US Bancorp; Rabbi Trust                                                  -                  458

  136               Temporary cash investments                                                         -                    -
                                                                                         ----------------     ----------------
                                                                                   TOTAL $             -      $         3,860
                                                                                         ================     ================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.


                                                                                            BALANCE AT             BALANCE AT
                                                                                            BEGINNING                CLOSE
                                          DESCRIPTION                                        OF YEAR                OF YEAR
                                          -----------                                    -----------------     -----------------
Account 146 -- Accounts Receivable from Associate Companies

           Xcel Energy Inc.                                                            $         17,970      $          6,953
           Xcel Energy-Cadence, Inc.                                                                  -                     2
           Cheyenne Light, Fuel and Power Company                                                   319                   370
           1480 Welton, Inc.                                                                         41                    42
           Public Service Company of Colorado                                                    17,480                53,362
           P.S.R. Investments, Inc.                                                                  30                    18
           e prime, inc.                                                                            270                   119
           Xcel Energy International Inc.                                                         1,507                    71
           Natural Station Equipment LLC                                                            482                     -
           Fuel Resources Development Co., a dissolved corporation                                    1                     -
           PS Colorado Credit Corporation                                                            50                    56
           WestGas InterState, Inc.                                                                  11                     1
           Utility Engineering Corporation                                                        6,733                 2,210
           Quixx Corporation                                                                        531                   533
           Quixx Power Services, Inc.                                                               124                     -
           Southwestern Public Service Company                                                    9,703                14,929
           The Planergy Group, Inc.                                                               1,293                    60
           Xcel Energy Communications Group Inc.                                                      8                     -
           Xcel Energy Retail Holdings Inc.                                                           -                    82
           Xcel Energy Wyco Inc.                                                                     61                     3
           Wyco Development LLC                                                                     (36)                    5
           NRG Energy, Inc.                                                                        (547)                  816
           Viking Gas Transmission Company                                                           92                    74
           Eloigne Company                                                                           99                     7
           First Midwest Auto Park, Inc.                                                            (21)                  (10)
           United Power & Land Company                                                                1                    29
           Seren Innovations, Inc.                                                                  311                   160
           Ultra Power Technologies, Inc.                                                             1                    (3)
           Energy Masters International, Inc.                                                       165                     -
           Black Mountain Gas Company                                                                96                    51
           Natrogas, Incorporated                                                                    88                   120
           Northern States Power Company (Minnesota)                                             23,092                35,829
           Northern States Power Company (Wisconsin)                                              5,575                 3,907
           Xcel Energy-Centrus, Inc.                                                                754                     9
           Reddy Killowatt Corp.                                                                      -                     1
           XERS Inc.                                                                                  -                   728
           NCE Communications, Inc.                                                                   -                     2
                                                                                       ---------------------------------------

                                                                                 TOTAL $         86,284      $        120,536
                                                                                       =================     =================

                                                                         Page 8a
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.


                                                                                                                TOTAL
                                                                                                               PAYMENTS
                                                                                                          -------------------
Analysis of Convenience or Accommodation Payments:
           Public Service Company of Colorado                                                             $           80,454
           Southwestern Public Service Company                                                                        17,369
           Xcel Energy Inc.                                                                                            9,806
           Cheyenne Light, Fuel and Power Company                                                                      8,701
           Xcel Energy-Centrus, Inc.                                                                                     235
           XERS Inc.                                                                                                      23
           NCE Communications, Inc.                                                                                       33
           Xcel Energy International Inc.                                                                                 35
                                                                                                          -------------------

                                                                                      TOTAL PAYMENTS      $          116,656
                                                                                                          ===================

           The majority of convenience payments relate to insurance, employee benefits, computer and facility services.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                 SCHEDULE VI--FUEL STOCK EXPENSES UNDISTRIBUTED
                             (thousands of dollars)

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" list below give an overall report of the fuel functions performed by the service company.




                 DESCRIPTION                                           LABOR                EXPENSE              TOTAL
                 -----------                                     ------------------   -------------------  ------------------
Account 152 -- Fuel Stock Expenses Undistributed                 $               -    $                -   $               -
                                                                 ------------------   -------------------  ------------------

                                                           TOTAL $               -    $                -   $               -
                                                                 ==================   ===================  ==================

Summary:  None


                   SCHEDULE VII--STORES EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expenses during the year and indicate amount attributable to each associate company.

                 DESCRIPTION                                          LABOR                EXPENSE              TOTAL
                 -----------                                     ------------------   -------------------  ------------------

Account 163 -- Stores Expenses Undistributed                     $               -    $                -   $               -
                                                                 ------------------   -------------------  ------------------

                                                           TOTAL $               -    $                -   $               -
                                                                 ==================   ===================  ==================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

             SCHEDULE VIII--MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                             (thousands of dollars)

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                                       BALANCE AT                BALANCE AT
                                                                        BEGINNING                   CLOSE
                           DESCRIPTION                                  OF YEAR                    OF YEAR
                           -----------                           -----------------------    -----------------------
Account 174 -- Miscellaneous Current and Accrued Assets          $                    -      $                   -
                                                                 -----------------------    -----------------------

                                                           TOTAL $                    -      $                   -
                                                                 =======================    =======================

                   SCHEDULE IX--MISCELLANEOUS DEFERRED DEBITS
                             (thousands of dollars)

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                                       BALANCE AT                BALANCE AT
                                                                        BEGINNING                   CLOSE
                           DESCRIPTION                                  OF YEAR                    OF YEAR
                           -----------                           -----------------------    -----------------------
Account 186 -- Miscellaneous Deferred Debits
           Prepaid pension                                                        6,520                     22,520
                                                                 -----------------------    -----------------------

                                                           TOTAL $                6,520      $              22,520
                                                                 =======================    =======================


         SCHEDULE X--RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                             (thousands of dollars)


INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                                                                       BALANCE AT                 BALANCE AT
                                                                        BEGINNING                   CLOSE
                           DESCRIPTION                                   OF YEAR                   OF YEAR
                           -----------                           -----------------------    -----------------------
Account 188 -- Research, Development, or Demonstration
           Expenditures                                          $                    -      $                   -
                                                                 -----------------------    -----------------------

                                                           TOTAL $                    -      $                   -
                                                                 =======================    =======================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                        SCHEDULE XI--PROPRIETARY CAPITAL
                  (thousands of dollars, except per share data)

                                                                                               OUTSTANDING AT
                                                                      PAR OR                   CLOSE OF PERIOD
                                                NUMBER OF             STATED                   ---------------
ACCOUNT                                           SHARES              VALUE                NUMBER            TOTAL
NUMBER       CLASS OF STOCK                     AUTHORIZED          PER SHARE             OF SHARES          AMOUNT
------       --------------                     ----------          ---------             ---------          ------
 201         Common Stock Issued                   1,000              $0.01                 1,000            $   -




INSTRUCTIONS: Classify amounts in each account with a brief explanation, disclosing the general nature of transactions which give rise to the amounts.

DESCRIPTION                                                                                               AMOUNT
-----------                                                                                           -------------
Account 211 -- Miscellaneous Paid-In Capital                                                          $          1
               --Accumulated Other Comprehensive Income:
                           unrealized investments gains                                               $         12

Account 215 -- Appropriated Retained Earnings                                                                    -
                                                                                                      -------------
                                                                                             TOTAL    $         13
                                                                                                      =============


INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owned or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                              BALANCE AT                                                         BALANCE
                                               BEGINNING           NET INCOME             DIVIDENDS              AT CLOSE
DESCRIPTION                                     OF YEAR             OR (LOSS)               PAID                 OF YEAR
-----------                                     -------             ---------               ----                 -------
Account 216 -- Unappropriated
                Retained Earnings              $        -          $        -           $         -           $          -
                                              ------------        ------------         -------------         --------------
                                        TOTAL  $        -          $        -           $         -           $          -
                                              ============        ============         =============         ==============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                          SCHEDULE XII--LONG-TERM DEBT
                             (thousands of dollars)

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes and advances on open accounts. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                         TERM OF OBLIGATION                                     BALANCE AT                                BALANCE
                           CLASS & SERIES     DATE OF   INTEREST   AMOUNT       BEGINNING                 DEDUCTIONS     AT CLOSE
   NAME OF CREDITOR        OF OBLIGATION      MATURITY    RATE    AUTHORIZED     OF YEAR     ADDITIONS        (1)        OF YEAR
-----------------------  ------------------  ---------  -------- ------------  ----------  -----------   -----------   -----------
Account 223 -
  Advances From
  Associate Companies:                                           $         -   $       -   $        -    $        -    $        -

Account 224 -
  Other Long-Term Debt:                                                    -           -            -             -             -
                                                                 ------------  ----------  -----------   -----------   -----------
                                                        TOTAL    $         -   $       -   $        -    $        -    $        -
                                                                 ============  ==========  ===========   ===========   ===========

(1)  Give an explanation of deductions:  None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                 SCHEDULE XIII--CURRENT AND ACCRUED LIABILITIES
                             (thousands of dollars)


INSTRUCTIONS: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                                                            BALANCE AT              BALANCE AT
                                                                                            BEGINNING                 CLOSE
                   DESCRIPTION                                                               OF YEAR                 OF YEAR
                   -----------                                                         --------------------    --------------------
Account 233 -- Notes Payable to Associate Companies
           Notes Payable - Xcel Energy Inc.                                            $            35,125     $            10,265
                                                                                       --------------------    --------------------

                                                                                 TOTAL $            35,125     $            10,265
                                                                                       ====================    ====================

Account 234 -- Accounts Payable to Associate Companies                                 $                 -     $                 -
                                                                                       --------------------    --------------------

                                                                                 TOTAL $                 -     $                 -
                                                                                       ====================    ====================

Account 242 -- Miscellaneous Current and Accrued Liabilities
           Accrued Vacation Liability                                                  $            11,900     $                 -
           Supplemental Executive Retirement Plan                                                      852                       0
           Payroll                                                                                   1,053                       -
           Current  Liability - Outstanding Accounts Payable checks                                 16,615                       -
           Current Liability - Suspense account (billed out in January 2002)                             -                     (69)
                                                                                       --------------------    --------------------

                                                                                 TOTAL $            30,420      $              (69)
                                                                                       ====================    ====================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                  SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND FINANCIAL STATEMENT PRESENTATION

         Xcel Energy Services Inc. (XES or the Company) is a wholly owned subsidiary of Xcel Energy Inc. (Xcel Energy). XES is the service company for Xcel Energy and its subsidiaries and began its operations effective August 1, 2000. XES provides various administrative, management, environmental and other support services to Xcel Energy and its subsidiaries, at cost, pursuant to service agreements approved by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). The majority of the services performed by XES for Xcel Energy and its subsidiaries are provided to Xcel Energy's four major operating utilities, Northern States Power Company, a Minnesota corporation (NSP-Minnesota), Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), Public Service Company of Colorado and Southwestern Public Service Company.

         On August 18, 2000, New Century Energies, Inc. (NCE) and Northern States Power Company (NSP) merged and formed Xcel Energy. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. The merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares), and accounted for as a pooling-of-interests. Pursuant to the merger agreement, NCE was merged with and into NSP. NSP, as the surviving legal corporation, changed its name to Xcel Energy.

REGULATION

         XES is subject to regulation by the SEC under the PUHCA. XES' accounting policies conform to accounting principles generally accepted in the United States of America. XES maintains its accounts in accordance with the Uniform System of Accounts Prescribed for Public Utilities and Licensees subject to the Provisions of the Federal Power Act promulgated by the Federal Energy Regulatory Commission.

USE OF ESTIMATES

         The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of financial instruments approximates fair value. Fair values have been determined through information obtained from market sources and management estimates.

                                                                        Page 14a

INCOME TAXES

         The Company's operations are included in the consolidated Federal income tax return of Xcel Energy. The allocation of income tax consequences to the Company, including alternative minimum tax, is calculated under a parent company policy which provides that benefits or liabilities created by the Company, computed on a separate return basis, will be allocated to (and paid to or by) the Company to the extent the benefits are usable or additional liabilities are incurred in Xcel Energy's consolidated tax returns. Deferred taxes are provided on temporary differences between the financial accounting and tax bases of assets and liabilities using the tax rates that are in effect at the balance sheet date (see Note 6).

STOCK-BASED COMPENSATION

         The Company uses the intrinsic value based method of accounting for its stock-based compensation plan.

2. COMMON STOCK

         XES is authorized to issue 1,000 shares of Common Stock at a par value of one cent ($0.01) per share. As of December 31, 2001, all shares of common stock were issued and held by Xcel Energy.

3. SHORT-TERM BORROWINGS

         At December 31, 2001, Xcel Energy had $800 million in credit facilities with several banks.

             PERIOD BEGINNING                    TERM          CREDIT LINE
                November 2001                364 days        $ 400 million
                November 2000                 5 years        $ 400 million

         The Board of Directors has authorized the Company to borrow directly from Xcel Energy. At December 31, intercompany borrowings outstanding and weighted average interest rate were as follows (dollars in thousands):

                                                          2001        2000
        Intercompany borrowings.................        $10,265      $35,125
        Weighted average interest rate..........          2.74%        6.99%


4. COMMITMENTS AND CONTINGENCIES

LEASING PROGRAMS

         The Company made payments for leases of various facilities used in the normal course of business. The majority of the operating leases are under a leasing program that has initial noncancelable terms of one year, while the remaining leases have various terms. These leases may be renewed or replaced. No material restrictions exist in these leasing agreements concerning dividends, additional debt, or further leasing. Rental expense for the year ended December 31, 2001 and for the five months ended December 31, 2000 was approximately $7.4 million and $4.4 million, respectively.

         Estimated future minimum lease payments at December 31, 2001 are as follows (Thousands of dollars):

        2002....................      $     9,119
        2003....................            8,640
        2004....................            8,168
        2005....................            7,420
        2006....................            6,156
        All years thereafter....            4,872

                                                                        Page 14b


TECHNOLOGY AGREEMENT

         XES has a service agreement that extends through 2011 with International Business Machines Corporation (IBM) to manage most of XES's information technology systems and network infrastructure. This service agreement provides the Company with flexibility as to the amount, type and quality of service provided by IBM. The contract is cancelable at our option, although there are financial penalties for early termination. For the year ended December 31, 2001 and for the five months ended December 31, 2000, XES payments to IBM were approximately $130 million and $51 million, respectively. The contract also commits us to pay a minimal amount each year from 2002 through 2011.

5. BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS

PENSIONS

         The Company participates in various tax qualified noncontributory defined benefit pension plans, which cover substantially all Xcel Energy employees. At December 31, 2001, there were 16,340 Xcel Energy employees (including 2,977 Company employees) participating in these plans. Xcel Energy, as the plan sponsor, has overall responsibility for directly allocating such costs of each individual plan to each of the participating employers. The plans' actuary determined this allocation based on benefit obligations for active participants. Benefits are based on a combination of years of service, the employee's average pay and Social Security benefits.

         Xcel Energy's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations of applicable employee benefit and tax laws. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities.

         Summary information of the actuarially computed benefit obligation, plan assets, funded status and prepaid pension asset for the Xcel Energy plans at December 31, 2001 and 2000, is presented in the following table (in thousands):

                                                                              2001             2000
                                                                              ----             ----
        Benefit obligation.........................................       $  2,409,186     $  2,254,138
        Fair value of plan assets..................................          3,267,586        3,689,157
                                                                          ------------     ------------
        Funded status: Plan assets exceed benefit obligations......       $    858,400     $  1,435,019
                                                                          ============     ============
        Xcel Energy prepaid pension asset..........................       $    378,825     $    225,134
                                                                          ============     ============

         The Company's net periodic pension credit for the year ended December 31, 2001 and for the five months ended December 31, 2000 was $15,903,000 and $2,894,000, respectively. Significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table:

                                                                           2001             2000
                                                                           ----             ----
        Significant assumptions:
          Discount rate for year-end valuation....................            7.25%            7.75%
          Expected long-term increase in compensation level.......             4.5%             4.5%
          Expected average long-term rate of return on assets.....             9.5%        8.5-10.0%

                                                                        Page 14c


DEFINED CONTRIBUTION PLANS

         The Company participates in various defined contribution plans, which cover substantially all Xcel Energy employees. Total contributions to these plans by Xcel Energy were approximately $29 million and $23 million in 2001 and 2000, respectively.

         Xcel Energy has a leveraged employee stock ownership plan (ESOP) that covers substantially all employees of the former NSP. Xcel Energy makes contributions to this noncontributory, defined contribution plan to the extent we realize a tax savings from dividends paid on certain ESOP shares. ESOP contributions have no material effect on Xcel Energy earnings because the contributions are essentially offset by the tax savings provided by the dividends paid on ESOP shares. Xcel Energy allocates leveraged ESOP shares to participants when it repays ESOP loans with dividends on stock held by the ESOP.

POSTRETIREMENT HEALTH CARE BENEFITS

         The Company participates in various health and welfare plans administered by Xcel Energy. Xcel Energy has contributory health and welfare benefit plans that provide health care and death benefits to most Xcel Energy retirees. The NSP plan was terminated for nonbargaining employees retiring after 1998 and for bargaining employees after 1999. In conjunction with the 1993 adoption of Statement of Financial Accounting Standards No. 106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions," Xcel Energy elected to amortize the unrecognized accumulated postretirement benefit obligation
(APBO) on a straight-line basis over 20 years. Plan assets are held in external funding trusts and principally consist of investments in equity mutual funds, fixed income securities and cash equivalents.

         Summary information of the actuarially computed benefit obligation, plan assets, funded status and accrued benefit cost for the Xcel Energy plans at December 31 is presented in the following table (in thousands):

                                                                             2001             2000
                                                                             ----             ----
        Benefit obligation.........................................      $    687,455     $    576,727
        Fair value of plan assets..................................           242,803          223,266
                                                                         ------------     ------------
        Funded status: Plan obligations exceed assets..............      $    444,652     $    353,461
                                                                         ============     ============
        Xcel Energy accrued benefit liability recorded.............      $    137,140     $    153,253
                                                                         ============     ============

         The Company's net periodic postretirement benefit cost for the year ended December 31, 2001 and for the five months ended December 31, 2000 was $2,120,000 and $601,000, respectively. Significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table:

                                                                           2001             2000
                                                                           ----             ----
        Significant assumptions:
          Discount rate for year-end valuation.....................           7.25%            7.75%
          Expected average long-term rate of return on assets......            9.0%         8.0-9.5%

         The assumed health care cost trend rate in 2001 is approximately 8.0 percent, decreasing gradually to 5.5 percent in 2007 and remaining level thereafter. A 1-percent increase in the assumed health care cost trend rate would increase the Company's total accumulated benefit obligation by approximately $3,716,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $ 338,000. A 1-percent decrease in the assumed health care cost trend rate will decrease the Company's total accumulated benefit obligation by approximately $ 3,066,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $ 274,000.

                                                                        Page 14d


6. INCOME TAXES

         The provision for income taxes for the year ended December 31, 2001 and for the five months ended December 31, 2000 consist of the following (in thousands of dollars):

                                                                2001             2000
                                                                ----             ----
        Current income taxes:
           Federal..................................        $     (3,614)     $     (1,312)
           State....................................                (405)               81
                                                          ---------------   --------------
           Total current income taxes...............              (4,019)           (1,231)
                                                          ---------------   ---------------

        Deferred income taxes:
           Federal..................................               3,792             1,317
           State....................................                 430               209
                                                          --------------    --------------
             Total deferred income taxes............               4,222             1,526
                                                          --------------    --------------

        Total provision for income taxes............        $        203      $        295
                                                          ==============    ==============

         A reconciliation of the statutory U.S. income tax rate and the effective tax rates for the year ended December 31, 2001 and for the five months ended December 31, 2000 follows (dollars in thousands):

                                                                    2001                       2000
                                                                    ----                       ----
        Tax computed at U.S. statutory rate on pre-tax
           accounting income........................        $    71           35%      $   103           35%
        Increase (decrease) in tax from:
        State income taxes, net of Federal income tax
           benefit..................................             16            8           189           64
        Non-deductible business meals...............            116           57           168           57
        Other.......................................              -            -          (165)         (56)
                                                          ---------    ---------     ---------    ----------
        Total income taxes..........................        $   203          100%      $   295          100%
                                                          =========    ==========    =========    ==========

         The tax effects of significant temporary differences representing deferred tax liabilities and assets are as follows (in thousands):

                                                                2001             2000
                                                                ----             ----
        Deferred income tax liabilities:
           Information systems charges..............        $      6,575      $      8,614
           Pension related costs....................               2,566                 -
           Rent adjustments.........................               1,438             1,438
           Incentive compensation...................                 413               413
           Other....................................                   -                59
                                                            ------------      ------------
             Total..................................        $     10,992      $     10,524
                                                             -----------       -----------

        Deferred income tax assets:
           Postretirement benefit costs.............        $      1,200      $      3,815
           Pension related costs....................                   -             1,139
           Vacation liability.......................                  39                39
                                                            ------------      ------------
             Total..................................        $      1,239      $      4,993
                                                             -----------       -----------

        Net deferred income tax liability...........        $      9,753      $      5,531
                                                            ============      ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                        SCHEDULE XV--STATEMENT OF INCOME
                             (thousands of dollars)

                                                                                           CURRENT                PRIOR
ACCOUNT      DESCRIPTION                                                                    YEAR               YEAR (5 MOS)
-------      -----------                                                                    ----               ------------
             INCOME
  457        Services rendered to associate companies                                 $         663,190      $       197,973
  458        Services rendered to nonassociate companies                                              -                    -
  421        Miscellaneous income and loss                                                            -                    -
                                                                                      ------------------     ----------------
                                                                         TOTAL INCOME           663,190              197,973
                                                                                      ------------------     ----------------

             EXPENSES
  500        Operation supervision and engineering                                                    -                  668
  501        Fuel                                                                                     -                    8
  502        Steam expenses                                                                           -                  177
  505        Electric expenses                                                                        -                    2
  506        Miscellaneous steam power expenses                                                       -                3,134
  510        Maintenance supervision and engineering                                                  -                  646
  511        Maintenance of structures                                                                -                    1
  512        Maintenance of boiler plant                                                              -                   34
  513        Maintenance of electric plant                                                            -                   98
  514        Maintenance of miscellaneous steam plant                                                 -                  108
  517        Supervision and engineering-nuclear power generation                                     -                    5
  520        Steam expenses-nuclear power generation                                                  -                    7
  524        Nuclear power expenses                                                                   -                  248
  528        Maintenance and supervision-nuclear power generation                                     -                   75
  530        Maintenance of reactor-nuclear power generation                                          -                   29
  531        Nuclear power generation-electric plant                                                  -                   14
  535        Operation supervision and engineering                                                    -                    5
  537        Hydraulic expenses                                                                       -                    3
  538        Electric expenses                                                                        -                    1
  539        Miscellaneous hydraulic power generation expenses                                        -                   81
  541        Maintenance supervision and engineering                                                  -                    3
  543        Maintenance of reservoirs, dams and waterways                                            -                    1
  545        Maintenance of miscellaneous hydro plant                                                 -                    7
  546        Operation supervision and engineering                                                    -                   20
  548        Generation expenses                                                                      -                   67
  549        Miscellaneous other power generation expenses                                            -                   92
  551        Maintenance supervision and engineering                                                  -                   34
  553        Maintenance of generating and electric plant                                             -                   21
  554        Maintenance of miscellaneous power generation plant                                      -                    1
  556        System control and load dispatching                                                      -                   64
  557        Miscellaneous production expenses                                                        -                1,997
  560        Operation supervision and engineering                                                    -                  251
  561        Load dispatching                                                                         -                  827
  562        Station expenses                                                                         -                   21
  563        Overhead line expenses                                                                   -                  170

                                                                        Page 15a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                           CURRENT                PRIOR
ACCOUNT      DESCRIPTION                                                                    YEAR               YEAR (5 mos)
-------      -----------                                                                    ----               ------------
  566        Miscellaneous transmission expenses                                                      -                  351
  568        Maintenance supervision and engineering                                                  -                   33
  571        Maintenance of overhead lines                                                            -                   87
  572        Maintenance of underground lines-electric transmission                                   -                    3
  573        Maintenance of miscellaneous transmission plant                                          -                   39
  580        Operation supervision and engineering                                                    -                  324
  581        Load dispatching                                                                         -                   79
  582        Station expenses                                                                         -                  182
  583        Overhead line expenses                                                                   -                   16
  584        Underground line expenses                                                                -                   29
  585        Street lighting and signal system expenses                                               -                    1
  586        Meter expenses                                                                           -                  112
  587        Customer installation expenses                                                           -                   30
  588        Miscellaneous distribution expenses                                                      -                1,745
  590        Maintenance supervision and engineering                                                  -                   38
  592        Maintenance of station equipment                                                         -                   36
  593        Maintenance of overhead lines                                                            -                  109
  594        Maintenance of underground lines                                                         -                    4
  595        Maintenance of line transformers                                                         -                    2
  596        Maintenance of street lighting and signal systems                                        -                    2
  597        Maintenance of meters                                                                    -                    1
  598        Maintenance of miscellaneous distribution plant                                          -                   54
  710        Supervision-gas manufactured                                                             -                    7
  807        Purchased gas expenses                                                                   -                  152
  813        Other gas supply expenses                                                                -                  334
  814        Operation supervision and engineering                                                    -                    5
  818        Compressor station expenses                                                              -                    6
  820        Measuring and regulating station expenses                                                -                    4
  824        Other expenses                                                                           -                    6
  840        Supervision and engineering-other storage expense                                        -                    2
  841        Other storage expenses                                                                   -                    7
  850        Operation supervision and engineering                                                    -                   52
  851        System control and load dispatching                                                      -                  384
  852        Communication system expenses                                                            -                   71
  853        Compressor station labor and expenses                                                    -                    7
  856        Mains expenses                                                                           -                   31
  857        Measuring and regulating station expenses                                                -                    2
  859        Other expenses                                                                           -                   64
  861        Maintenance supervision and engineering                                                  -                    5
  864        Maintenance of compressor station equipment                                              -                    2
  865        Maintenance of measuring and regulating station equipment                                -                    1
  870        Operation supervision and engineering                                                    -                  145

                                                                        Page 15b

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                           CURRENT                PRIOR
ACCOUNT      DESCRIPTION                                                                    YEAR               YEAR (5 mos)
-------      -----------                                                                    ----               ------------
  871        Distribution load dispatching                                                            -                  246
  874        Mains and services expenses                                                              -                   70
  875        Measuring and regulating station expenses - general                                      -                    7
  877        Measuring and regulating station expenses - city gate                                    -                    5
  878        Meter and house regulator expenses                                                       -                    3
  879        Customer installation expenses                                                           -                   20
  880        Other expenses                                                                           -                  752
  885        Maintenance supervision and engineering                                                  -                   47
  887        Maintenance of mains                                                                     -                    6
  892        Maintenance of services                                                                  -                    6
  893        Maintenance of meters and house regulators                                               -                   15
  894        Maintenance of other equipment                                                           -                    4
  901        Supervision                                                                              -                  883
  902        Meter reading expenses                                                                   -                  422
  903        Customer records and collection expenses                                                 -               14,626
  904        Uncollectible accounts                                                                   -                    2
  905        Miscellaneous customer accounts expenses                                                 -                  132
  907        Supervision                                                                              -                  337
  908        Customer assistance expenses                                                             -                1,644
  909        Informational and instructional advertising expenses                                     -                  112
  910        Miscellaneous customer service and informational expenses                                -                  848
  911        Supervision                                                                              -                  126
  912        Demonstrating and selling expenses                                                       -                7,567
  913        Advertising expense-sales                                                                -                   14
  916        Miscellaneous sales expense                                                              -                   88
  920        Salaries and wages                                                                 182,460               42,104
  921        Office supplies and expenses                                                       295,794               73,083
  922        Administrative expenses transferred - credit                                         5,414                2,044
  923        Outside services employed                                                           73,114                6,165
  924        Property insurance                                                                    (573)                   -
  925        Injuries and damages                                                                 3,528                  702
  926        Employee pensions and benefits                                                      52,339               14,141
  928        Regulatory commission expenses                                                           -                   96
  930.1      General advertising expenses                                                         8,917                  672
  930.2      Miscellaneous general expenses                                                       3,226                1,293
  931        Rents                                                                                6,698                4,364
  932        Maintenance of structures and equipment                                                  -                    1
  935        Maintenance of general plant                                                             -                   40

                                                                        Page 15c


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                         CURRENT                PRIOR
ACCOUNT      DESCRIPTION                                                                  YEAR               YEAR (5 mos)
-------      -----------                                                                  ----               ------------
  403        Depreciation and amortization expense                                                  -                    -
  408        Taxes other than income taxes                                                     13,034                3,987
  409        Income taxes                                                                      (4,019)              (1,231)
  410        Provision for deferred income taxes                                                4,222                3,585
  411        Provision for deferred income taxes - credit                                           -               (2,059)
  411.5      Investment tax credit                                                                  -                    -
  416        Expense from merchandise jobbing and contract work                                     -                  179
  417.1      Expenses of nonutility operations                                                      -                1,639
  426.1      Donations                                                                          5,753                2,293
  426.5      Other deductions                                                                  10,962                1,324
  427        Interest on long-term debt                                                             -                    -
  430        Interest on debt to associate companies                                            2,310                2,085
  431        Other interest expense                                                                11                    -
                                                                                    ------------------     ----------------
                                                                      TOTAL EXPENSE           663,190              197,973
                                                                                    ------------------     ----------------

                                                                NET INCOME OR (LOSS)$               -      $             -
                                                                                    ==================     ================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                               ANALYSIS OF BILLING

                        ASSOCIATE COMPANIES--ACCOUNT 457
                             (thousands of dollars)

                                                                DIRECT             INDIRECT        COMPENSATION         TOTAL
                                                                COSTS               COSTS            FOR USE            AMOUNT
NAME OF ASSOCIATE COMPANY                                      CHARGED             CHARGED          OF CAPITAL          BILLED
----------------------------------------------------        -------------       -------------     --------------    -------------
                                                                457-1                457-2             457-3
Public Service Company of Colorado                              180,831            51,080              1,115            233,026
Southwestern Public Service Company                              52,527            19,732                253             72,512
Cheyenne Light, Fuel and Power Company                            2,463             1,210                 27              3,700
1480 Welton, Inc.                                                     6               334                  -                340
e prime, inc.                                                       890               402                  8              1,300
PS Colorado Credit Corporation                                       43               423                  1                467
P.S.R. Investments, Inc.                                             45               140                  -                185
WestGas InterState, Inc.                                             28                 4                  -                 32
Utility Engineering Corporation                                   2,660             1,293                159              4,112
Xcel Energy Inc.                                                  7,265             3,346                 49             10,660
Natural Station Equipment LLC                                        51               (51)                51                 51
Xcel Energy International Inc.                                      708               103                  5                816
Xcel Energy-Cadence, Inc.                                             6                 1                  -                  7
Public Service Company of Co. (Hayden)                              362                17                  -                379
The Planergy Group, Inc.                                            596               155                224                975
Xcel Energy-Centrus, Inc.                                         2,429                35                 46              2,510
Fuel Resources Development, Co. (dissolved)                           1                 -                  -                  1
Public Service Company of Co. (Tri-State)                           165                 -                  -                165
Xcel Energy WYCO Inc.                                                12                16                  2                 30
Xcel Energy Retail Holdings Inc.                                     83                 -                  -                 83
NCE Communications, Inc.                                             28                21                  -                 49
XERS Inc.                                                         1,779                70                  3              1,852
Northern States Power  (Minnesota)                              238,000            51,097                313            289,410
Northern States Power (Wisconsin)                                20,025             8,791                 37             28,853
NRG Energy, Inc.                                                    818             6,005                  9              6,832
Viking Gas Transmission Company                                     347               428                  1                776
Eloigne Company                                                      22                76                  1                 99
First Midwest Auto Park, Inc.                                        14                18                  -                 32
Reddy Kilowatt Corporation                                            4                 8                  -                 12
United Power and Land Company                                       185                23                  -                208
Seren Innovations, Inc.                                             510               876                  3              1,389
Ultra Power Technologies, Inc.                                       29                 4                  -                 33
Energy Masters International, Inc.                                  687               546                  1              1,234
Black Mountain Gas Company                                          226               183                  1                410
Natrogas, Incorporated                                              248               401                  1                650
                                                            ---------------------------------------------------------------------
                                              TOTAL             514,093           146,787              2,310            663,190
                                                            =====================================================================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                               ANALYSIS OF BILLING

                       NONASSOCIATE COMPANIES--ACCOUNT 458
                             (thousands of dollars)

INSTRUCTIONS: Provide a brief description of the services rendered to each nonassociate company:


NAME OF             DIRECT            INDIRECT         COMPENSATION                         EXCESS       TOTAL
NONASSOCIATE        COSTS              COSTS              FOR USE           TOTAL             OR         AMOUNT
COMPANY            CHARGED            CHARGED           OF CAPITAL          COST          DEFICIENCY     BILLED
-------------- ----------------   ----------------   -----------------   -----------    -------------- ----------
                    458-1              458-2               458-3                            458-4

None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

          SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE AND
                             NONASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                    ASSOCIATE COMPANY CHARGES          NONASSOCIATE COMPANY CHARGES
                                                                    -------------------------          ----------------------------
                                                               DIRECT       INDIRECT
ACCOUNT    DESCRIPTION OF ITEMS                                 COST          COST          TOTAL                 (NONE)
-------    --------------------                              -----------  ------------   -----------
  920      Salaries and wages                                   153,167       29,293        182,460
  921      Office supplies and expenses                         243,666       52,128        295,794
  922      Administrative expense transferred - credit            5,414            -          5,414
  923      Outside services employed                             54,331       18,783         73,114
  924      Property insurance                                      (573)           -           (573)
  925      Injuries and damages                                   3,749         (221)         3,528
  926      Employee pensions and benefits                        43,123        9,216         52,339
  928      Regulatory commission expense                              -            -              -
  930.1    General advertising expenses                           1,909        7,008          8,917
  930.2    Miscellaneous general expense                            990        2,236          3,226
  931      Rents                                                  4,734        1,964          6,698
  932      Maintenance of structures and equipment                    -            -              -
  403      Depreciation and amortization expense                      -            -              -
  408      Taxes other than income taxes                         10,630        2,404         13,034
  409      Income taxes                                          (4,019)           -         (4,019)
  410      Provision for deferred income taxes                    4,222            -          4,222
  411      Provision for deferred income taxes-credit                 -            -              -
  411.5    Investment tax credit                                                                  -
  426.1    Donations                                              5,643          110          5,753
  426.5    Other deductions                                       9,492        1,470         10,962
  427      Interest on long-term debt                                 -            -              -
  431      Other interest expense                                    11            -             11
                                                             ---------------------------------------
                                            TOTAL EXPENSES      536,489      124,391        660,880
                                                             ---------------------------------------
           Compensation for use of equity capital                     -            -              -
  430      Interest on debt to associate companies                2,310                       2,310
                                                             ---------------------------------------
                                     TOTAL COST OF SERVICE    $ 538,799    $ 124,391      $ 663,190
                                                             =======================================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                                                  -----------------------------------------------

                                                             TOTAL                EXECUTIVE   INVESTOR    INTERNAL
ACCOUNT     DESCRIPTION OF ITEMS                            AMOUNT     OVERHEAD   MGMT SRVS   RELATIONS    AUDIT        LEGAL
-------     --------------------                            ------     ---------  ----------  ----------  -------       -----
920         Salaries and wages                              182,460           -       2,525         602        1,551       3,596
921         Office supplies and expenses                    295,794           -       6,726       2,669          155       2,667
922         Administrative expense transferred - credit       5,414           -           -           -            -           -
923         Outside services employed                        73,114           -          32         630           39         954
924         Property insurance                                 (573)          -           -           -            -           -
925         Injuries and damages                              3,528           -          24           5           13          32
926         Employee pensions and benefits                   52,339           -         724         177          456       1,048
928         Regulatory commission expense                         -           -           -           -            -           -
930.1       General advertising expenses                      8,917           -           -           -            -           -
930.2       Miscellaneous general expense                     3,226           -       1,755           1            -           -
931         Rents                                             6,698           -         133          61           67         160
932         Maintenance of structures and equipment               -           -           -           -            -           -
935         Maintenance of general plant                          -           -           -           -            -           -
403         Depreciation and amortization expense                 -           -           -           -            -           -
408         Taxes other than income taxes                    13,034           -         201          41          110         258
409         Income taxes                                     (4,019)          -           -           -            -           -
410         Provision for deferred income taxes               4,222           -           -           -            -           -
411         Provision for deferred income taxes-credit            -           -           -           -            -           -
411.5       Investment tax credit                                 -           -           -           -            -           -
426.1       Donations                                         5,753           -           8           6            -           -
426.5       Other deductions                                 10,962           -          22         338            -           7
427         Interest on long-term debt                            -           -           -           -            -           -
430         Interest on debt to associate companies           2,310           -           -           -            -           -
431         Other interest expense                               11           -           -           -            -           -
                                                        -------------------------------------------------------------------------
                                      TOTAL EXPENSES      $ 663,190     $     -    $ 12,150     $ 4,530      $ 2,391     $ 8,722
                                                        =========================================================================

                                                                        Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                        SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                 DEPARTMENT OR SERVICE FUNCTION
                                                      -----------------------------------------------------------------------------
                                                                                                            CORP
                                                         CLAIMS        CORPORATE           EMPLOYEE      STRATEGY &    GOVERNMENT
ACCOUNT   DESCRIPTION OF ITEMS                          SERVICES     COMMUNICATIONS     COMMUNICATIONS   BUS DEVELOP     AFFAIRS
-------   --------------------                          --------     --------------     --------------   -----------     -------
920       Salaries and wages                                 546              3,231                  -        3,308            862
921       Office supplies and expenses                       138              7,805                404        4,032            728
922       Administrative expense transferred - credit          -                  -                  -            -              -
923       Outside services employed                           44              3,873                  -        5,397             96
924       Property insurance                                   -                  -                  -            -              -
925       Injuries and damages                                17                 23                  -           28              8
926       Employee pensions and benefits                     160                900                  -          896            256
928       Regulatory commission expense                        -                  -                  -            -              -
930.1     General advertising expenses                         -              8,806                  -            -              -
930.2     Miscellaneous general expense                        -                  -                  -            5            138
931       Rents                                               27                134                  -          533             71
932       Maintenance of structures and equipment              -                  -                  -            -              -
935       Maintenance of general plant                         -                  -                  -            -              -
403       Depreciation and amortization expense                -                  -                  -            -              -
408       Taxes other than income taxes                       40                188                  -          219             60
409       Income taxes                                         -                  -                  -            -              -
410       Provision for deferred income taxes                  -                  -                  -            -              -
411       Provision for deferred income taxes-credit           -                  -                  -            -              -
411.5     Investment tax credit                                -                  -                  -            -              -
426.1     Donations                                            -              5,450                  -            -             16
426.5     Other deductions                                     -                (36)                 -            -          2,810
427       Interest on long-term debt                           -                  -                  -            -              -
430       Interest on debt to associate companies              -                  -                  -            -              -
431       Other interest expense                               -                  -                  -            -              -
                                                      -----------------------------------------------------------------------------
                                    TOTAL EXPENSES     $     972      $      30,374      $         404     $ 14,418        $ 5,045
                                                      =============================================================================

                                                                             19b

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                       -----------------------------------------------------------------------------
                                                                        FACILITIES              SUPPLY CHAIN
                                                        FACILITIES &  ADMINISTRATIVE   SUPPLY      SPECIAL       HUMAN     FINANCE &
ACCOUNT   DESCRIPTION OF ITEMS                          REAL ESTATE      SERVICES      CHAIN      PROGRAMS     RESOURCES   TREASURY
-------   --------------------                          -----------      --------      -----      --------     ---------   --------
920       Salaries and wages                                  2,024            1,593      5,542          329      12,889      2,333
921       Office supplies and expenses                        2,671            2,023     10,488          574      16,175      1,926
922       Administrative expense transferred - credit          (309)             (25)         -            -           -          -
923       Outside services employed                           2,583            3,496      6,100           12       8,915        606
924       Property insurance                                      -                2          -            -           6       (591)
925       Injuries and damages                                   16               13         53            3         156         72
926       Employee pensions and benefits                        586              609      2,145          123       3,543        654
928       Regulatory commission expense                           -                -          -            -           -          -
930.1     General advertising expenses                            -                -         27            -           -          -
930.2     Miscellaneous general expense                           -                -         96            -           2          -
931       Rents                                                 868              112        375           17         608        105
932       Maintenance of structures and equipment                 -                -          -            -           -          -
935       Maintenance of general plant                            -                -          -            -           -          -
403       Depreciation and amortization expense                   -                -          -            -           -          -
408       Taxes other than income taxes                         149              109        453           26         924        150
409       Income taxes                                            -                -          -            -           -          -
410       Provision for deferred income taxes                     -                -          -            -           -          -
411       Provision for deferred income taxes-credit              -                -          -            -           -          -
411.5     Investment tax credit                                   -                -          -            -           -          -
426.1     Donations                                               -                -          2            -           1          1
426.5     Other deductions                                        2                1          -            -           -          1
427       Interest on long-term debt                              -                -          -            -           -          -
430       Interest on debt to associate companies                 -                -          -            -           -          -
431       Other interest expense                                  -                -          -            -           -          -
                                                       -----------------------------------------------------------------------------
                                    TOTAL EXPENSES      $     8,590       $    7,933   $ 25,281   $    1,084    $ 43,219    $ 5,257
                                                       =============================================================================

                                                                             19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                      ----------------------------------------------------------------------
                                                         ACCOUNTING     BUSINESS UNIT
                                                       FINANCIAL RPTG     ACCOUNTING    PAYMENT &      RECEIPTS
ACCOUNT  DESCRIPTION OF ITEMS                            AND TAXES      AND BUDGETING   REPORTING     PROCESSING    PAYROLL
-------  --------------------                            ---------      -------------   ---------     ----------    -------
920      Salaries and wages                                     9,123          14,701         1,484         441         808
921      Office supplies and expenses                          19,991          61,696           243          52         419
922      Administrative expense transferred - credit             (454)              3             -           -        (154)
923      Outside services employed                              3,409           4,566           505         107         370
924      Property insurance                                        10               -             -           -           -
925      Injuries and damages                                   1,858             357            12           3           7
926      Employee pensions and benefits                         1,605           3,047           422         107         226
928      Regulatory commission expense                              -               -             -           -           -
930.1    General advertising expenses                               -               -             -           -           -
930.2    Miscellaneous general expense                            518             467             -           -           -
931      Rents                                                  2,070             900            78          15          39
932      Maintenance of structures and equipment                    -               -             -           -           -
935      Maintenance of general plant                               -               -             -           -           -
403      Depreciation and amortization expense                      -               -             -           -           -
408      Taxes other than income taxes                          1,067             781           111          29          59
409      Income taxes                                          (4,019)              -             -           -           -
410      Provision for deferred income taxes                    4,222               -             -           -           -
411      Provision for deferred income taxes-credit                 -               -             -           -           -
411.5    Investment tax credit                                      -               -             -           -           -
426.1    Donations                                                  1             251             -           -           -
426.5    Other deductions                                       6,032              29             -           -         528
427      Interest on long-term debt                                 -               -             -           -           -
430      Interest on debt to associate companies                2,310               -             -           -           -
431      Other interest expense                                     -               -             -           -           -
                                                      ----------------------------------------------------------------------
                                   TOTAL EXPENSES      $       47,743    $     86,798    $    2,855    $    754     $ 2,302
                                                      ======================================================================

                                                                             19d

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                      ----------------------------------------------------------------------
                                                                         ENERGY SUPPLY   ENERGY SUPPLY     ENERGY MARKETS
                                                           RATES &       ENGINEERING &     BUSINESS      REGULATED TRADING
ACCOUNT   DESCRIPTION OF ITEMS                            REGULATION     ENVIRONMENTAL     RESOURCES       AND MARKETING
-------   --------------------                            ----------     -------------     ---------       -------------
920       Salaries and wages                                    5,610           4,295            9,280            10,129
921       Office supplies and expenses                          1,603           1,574            3,755             3,984
922       Administrative expense transferred - credit               -               -                -                 -
923       Outside services employed                               516           1,205            1,634             1,056
924       Property insurance                                        -               -                -                 -
925       Injuries and damages                                     49              38               78                92
926       Employee pensions and benefits                        1,601           1,236            2,578             2,906
928       Regulatory commission expense                             -               -                -                 -
930.1     General advertising expenses                              -               -                -                 1
930.2     Miscellaneous general expense                             -              79                4                15
931       Rents                                                   325             239              464               516
932       Maintenance of structures and equipment                   -               -                -                 -
935       Maintenance of general plant                              -               -                -                 -
403       Depreciation and amortization expense                     -               -                -                 -
408       Taxes other than income taxes                           412             320              700               757
409       Income taxes                                              -               -                -                 -
410       Provision for deferred income taxes                       -               -                -                 -
411       Provision for deferred income taxes-credit                -               -                -                 -
411.5     Investment tax credit                                     -               -                -                 -
426.1     Donations                                                 -              11                -                 -
426.5     Other deductions                                          9               -                -                 -
427       Interest on long-term debt                                -               -                -                 -
430       Interest on debt to associate companies                   -               -                -                 -
431       Other interest expense                                    -               -                -                 -
                                                      -------------------------------------------------------------------
                                    TOTAL EXPENSES     $       10,125    $      8,997     $     18,493     $      19,456
                                                      ===================================================================

                                                                             19e


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                       -------------------------------------------------------------------------
                                                                              ENERGY       ENERGY DELIVERY      ENERGY DELIVERY
                                                          ENERGY MARKETS     DELIVERY        CONSTRUCTION         ENGINEERING/
ACCOUNT   DESCRIPTION OF ITEMS                           FUEL PROCUREMENT    MARKETING     OPERATION & MTCE          DESIGN
-------   --------------------                           ----------------    ---------     ----------------          ------
920       Salaries and wages                                        2,390         2,408                7,745             15,995
921       Office supplies and expenses                                620         1,248                2,723              6,422
922       Administrative expense transferred - credit                   -             -                    -                  -
923       Outside services employed                                   604           167                  296              1,235
924       Property insurance                                            -             -                    -                  -
925       Injuries and damages                                         22            22                   68                 45
926       Employee pensions and benefits                              688           754                2,208              4,616
928       Regulatory commission expense                                 -             -                    -                  -
930.1     General advertising expenses                                  -             2                    -                  -
930.2     Miscellaneous general expense                               139             1                    -                  1
931       Rents                                                       125           126                  385              1,512
932       Maintenance of structures and equipment                       -             -                    -                  -
935       Maintenance of general plant                                  -             -                    -                  -
403       Depreciation and amortization expense                         -             -                    -                  -
408       Taxes other than income taxes                               184           187                  559              1,229
409       Income taxes                                                  -             -                    -                  -
410       Provision for deferred income taxes                           -             -                    -                  -
411       Provision for deferred income taxes-credit                    -             -                    -                  -
411.5     Investment tax credit                                         -             -                    -                  -
426.1     Donations                                                     -             -                    -                  -
426.5     Other deductions                                              -             -                    1              1,194
427       Interest on long-term debt                                    -             -                    -                  -
430       Interest on debt to associate companies                       -             -                    -                  -
431       Other interest expense                                        -             -                    -                  -
                                                      --------------------------------------------------------------------------
                                    TOTAL EXPENSES      $           4,772     $   4,915     $         13,985           $ 32,249
                                                      ==========================================================================

                                                                             19f


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                        -------------------------------------------------------------------

                                                           MARKETING      CUSTOMER     INFORMATION     AVIATION
ACCOUNT    DESCRIPTION OF ITEMS                            AND SALES      SERVICE      TECHNOLOGY      SERVICES     FLEET
-------    --------------------                            ---------      -------      ----------      --------     -----
920        Salaries and wages                                  16,476      30,853            8,050        1,075        666
921        Office supplies and expenses                         6,848      34,573           86,739          336      3,787
922        Administrative expense transferred - credit              -          (6)            (581)       6,940          -
923        Outside services employed                            9,086       8,210            7,371            -          -
924        Property insurance                                       -           -                -            -          -
925        Injuries and damages                                   115         265               28            -          6
926        Employee pensions and benefits                       4,727       8,409            4,069          604        259
928        Regulatory commission expense                            -           -                -            -          -
930.1      General advertising expenses                            21          53                7            -          -
930.2      Miscellaneous general expense                            3           -                2            -          -
931        Rents                                                  964       1,790            1,322       (7,517)        74
932        Maintenance of structures and equipment                  -           -                -            -          -
935        Maintenance of general plant                             -           -                -            -          -
403        Depreciation and amortization expense                    -           -                -            -          -
408        Taxes other than income taxes                        1,077       2,227              348            3         56
409        Income taxes                                             -           -                -            -          -
410        Provision for deferred income taxes                      -           -                -            -          -
411        Provision for deferred income taxes-credit               -           -                -            -          -
411.5      Investment tax credit                                    -           -                -            -          -
426.1      Donations                                                5           1                -            -          -
426.5      Other deductions                                        23           1                -            -          -
427        Interest on long-term debt                               -           -                -            -          -
430        Interest on debt to associate companies                  -           -                -            -          -
431        Other interest expense                                   -           -                -           11          -
                                                        -------------------------------------------------------------------
                                     TOTAL EXPENSES      $     39,345    $ 86,376       $  107,355      $ 1,452    $ 4,848
                                                        ===================================================================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                 DEPARTMENTAL ANALYSIS OF SALARIES--ACCOUNT 920
                             (thousands of dollars)

                                                                                DEPARTMENTAL SALARY EXPENSE
                                                        ------------------------------------------------------------------------
                                                                               INCLUDED IN AMOUNTS BILLED TO:
                                                                               ------------------------------
                                                                                                                    NUMBER OF
NAME OF DEPARTMENT                                         TOTAL        PARENT        OTHER          NON-           PERSONNEL
OR SERVICE FUNCTION                                       AMOUNT       COMPANY      ASSOCIATES    ASSOCIATES       END OF YEAR
-------------------                                       -------      --------     ----------    ----------       -----------
Executive Management Services                            $   2,525      $   132      $    2,393    $         -              10
Internal Audit                                               1,551           34           1,517              -              25
Aviation                                                     1,075            -           1,075              -              16
Government Affairs                                             862           12             850              -              15
Corporate and Employee Communications                        3,231           67           3,164              -              41
Legal                                                        3,596           96           3,500              -              34
Claims Services                                                546            -             546              -              12
Corporate Strategy and Business Development                  3,308          248           3,060              -              26
Energy Supply Business Resources                             9,280            -           9,280              -             148
Energy Markets Regulated Trading & Marketing                10,129            -          10,129              -             133
Energy Supply Engineering & Environmental                    4,295            -           4,295              -              70
Energy Markets Fuel Procurement                              2,390            -           2,390              -              42
Information Technology                                       8,050            -           8,050              -             129
Supply Chain                                                 5,542            -           5,542              -             102
Supply Chain Special Programs                                  329            -             329              -               9
Investor Relations                                             602           33             569              -               7
Payment & Reporting                                          1,484            -           1,484              -              40
Human Resources                                             12,889            -          12,889              -             213
Payroll                                                        808            -             808              -              15
Rates and Regulation                                         5,610           32           5,578              -              71
Accounting, Financial Reporting and Taxes                    9,123          183           8,940              -             127
Energy Delivery Engineering/Design                          15,995            -          15,995              -             341
Energy Delivery Construction, Oper & Maint                   7,745            -           7,745              -             145
Fleet                                                          666            -             666              -              14
Energy Delivery Marketing                                    2,408            -           2,408              -              23
Customer Service                                            30,853            -          30,853              -             822
Marketing and Sales                                         16,476            -          16,476              -             245
Facilities & Real Estate                                     2,024            -           2,024              -              32
Facilities Administrative Services                           1,593           38           1,555              -              39
Finance & Treasury                                           2,333           93           2,240              -              30
Business Unit Accounting and Budgeting                      14,701            1          14,700              -             123
Receipts Processing                                            441            -             441              -               9
                                                        ------------------------------------------------------------------------
                                                  TOTAL  $ 182,460      $   969      $  181,491    $         -           3,108
                                                        ========================================================================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                     RELATIONSHIP
                                                                SERVICES                             A'=ASSOCIATED
                  FROM WHOM PURCHASED                           PROVIDED                          "NA"=NONASSOCIATED     AMOUNT
                  -------------------                           --------                          ------------------     ------
Legal Services
--------------
   Co-Counsel Inc.                                 Legal Services                                           NA                  49
   Dorsey & Whitney LLP                            Legal Services                                           NA                  33
   Gardner, Carton & Douglass                      Legal Services                                           NA                 199
   H Zinder & Associates                           Legal Services                                           NA                  57
   Jones, Day, Reavis & Pouge                      Legal Services                                           NA                 410
   Law Offices of John Robert Holland PC           Legal Services                                           NA                  50
   Merchant & Gould                                Legal Services                                           NA                  30
   Morgan, Lewis & Bockius                         Legal Services                                           NA                  53
                                                                                                                      -------------
                                                   Total Legal Services                                                        881
                                                                                                                      -------------

Auditing, Tax, Consulting and Accounting Services
-------------------------------------------------
   Arthur Andersen LLP                             Auditing, Tax and Other Services                         NA               1,897
   CDR Systems                                     Auditing, Tax and Other Services                         NA                  26
   Deloitte & Touche LLP                           Auditing, Tax and Other Services                         NA               1,588
   Miller & Chevalier                              Auditing, Tax and Other Services                         NA                  45
   Pacilio Companie                                Accounting Services                                      NA                 152
   Price Waterhouse Coopers                        Auditing, Tax and Other Services                         NA                  32
                                                                                                                      -------------
                                                   Total Auditing, Tax, Consulting and Other Services                        3,740
                                                                                                                      -------------

Temporary Personnel
-------------------
   Accountants On Call                             Temporary Personnel                                      NA                 170
   Adecco Employment Service                       Temporary Personnel                                      NA               1,193
   All Bases Covered                               Temporary Personnel                                      NA                 496
   Analysts International Corp.                    Temporary Personnel                                      NA                 190
   Aquent                                          Temporary Personnel                                      NA                  86
   Cook Systems International                      Temporary Personnel                                      NA                 128
   Crystal G Manik                                 Temporary Personnel                                      NA                  37
   Dennhardt & Associates                          Temporary Personnel                                      NA                  95
   Entegee/Advance Possis Tech Svcs Inc.           Temporary Personnel                                      NA                 408
   Express Personnel Services                      Temporary Personnel                                      NA                  54
   Indicon Inc.                                    Temporary Personnel                                      NA                  34
   Jeane Thorne, Inc.                              Temporary Personnel                                      NA                 544
   Keane Inc.                                      Temporary Personnel                                      NA                 742
   Kelly Services Inc.                             Temporary Personnel                                      NA                  95
   Manpower Temporary Services                     Temporary Personnel                                      NA                 647
   Officeteam                                      Temporary Personnel                                      NA                  50
   Parsons Group                                   Temporary Personnel                                      NA                 149
   Precision Resources                             Temporary Personnel                                      A                  386
   Pro Staff Personnel Service                     Temporary Personnel                                      NA                 224
   Rainier Technology                              Temporary Personnel                                      NA                 602
   Ranstad                                         Temporary Personnel                                      NA                  38

                                                                        Page 21a


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                     RELATIONSHIP
                                                                SERVICES                             A'=ASSOCIATED
                   FROM WHOM PURCHASED                          PROVIDED                          "NA"=NONASSOCIATED      AMOUNT
                   -------------------                          --------                          ------------------      ------
   Robert Half                                     Temporary Personnel                                      NA                  56
   Shared Resource Management                      Temporary Personnel                                      NA                 543
   Tek Systems Inc                                 Temporary Personnel                                      NA                  49
   The Maxim Group                                 Temporary Personnel                                      NA                 496
                                                                                                                      -------------
                                                   Total Temporary Personnel                                NA               7,512
                                                                                                                      -------------

Consulting Services
-------------------
   3 Rivers Community Action                       Marketing Consulting                                     NA                  71
   Abeln Magy & Associates                         HR Consulting                                            NA                  40
   Adee Ltd.                                       Marketing Consulting                                     NA                  76
   Alan W Burgess, MD                              HR Consulting                                            NA                  53
   American Lung Association                       Marketing Consulting                                     NA                 275
   Answerthink Consulting                          Computer Services Consulting                             NA                  38
   AOC                                             Employee Placement Services                              NA                  40
   Arundel Street Consulting                       Market Research Consulting                               NA                 244
   Aspect Communications                           Worforce Management Consulting                           NA                 160
   Barbara Nelson                                  Training Services                                        NA                  25
   Beacon Consulting Group                         Financial Systems Consulting                             NA                  26
   Black Diamond                                   Computer Services Consulting                             NA                  81
   Blackstone                                      Strategic Consulting                                     NA                 722
   Boice Dunham Group                              Business Development Consulting                          NA                 121
   Brio Software                                   Supply Chain Computer Services Consulting                NA                 509
   Business Wire                                   Financial Systems Consulting                             NA                  55
   Cambridge Energy Research Association           Energy Markets Consulting                                NA                  61
   Cannon Technologies                             Computer Services Consulting                             NA                  99
   CCBN.com                                        Investor Relations Website Consulting                    NA                  54
   Charan Associates Inc.                          Business Development Consulting                          NA                 139
   Christensen Associates                          Computer Services Consulting                             NA                  60
   Citigate Dewe Rogerson Inc.                     Market Research Consulting                               NA                  29
   Coherent Solutions                              Computer Services Consulting                             NA                 250
   Compaq                                          Computer Services Consulting                             NA                  60
   Compucom                                        Computer Services Consulting                             NA                 246
   Compuware                                       Computer Services Consulting                             NA                 261
   Comquest Research LLC                           Market Research Consulting                               NA                  52
   Connect the Knowledge                           Energy Markets Consulting                                NA                  34
   Dakota County CDA                               Marketing Consulting                                     NA                  41
   Decision Analyst Inc                            Marketing Consulting                                     NA                  34
   Deloitte & Touche LLP                           Retail Consulting                                        NA               3,128
   Dynegy Energy Services                          Marketing Consulting                                     NA                 438
   Earth Tech                                      Environmental Services                                   NA                  26
   Eckhoff Services Inc.                           Marketing Consulting                                     NA                 236
   Efficiency Engineering                          Computer Services Consulting                             NA                  61

                                                                        Page 21b


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                 RELATIONSHIP
                                                            SERVICES                             A'=ASSOCIATED
            FROM WHOM PURCHASED                             PROVIDED                          "NA"=NONASSOCIATED          AMOUNT
            -------------------                             --------                          ------------------          ------
 Emergingsoft Corp.                             Computer Services Consulting                            NA                    50
 Employee/Mgmt Involve                          Business Development Consulting                         NA                    41
 Eric Alexander Consulting                      Energy Markets Consulting                               NA                    46
 Excel Energy Technologies Inc.                 Marketing Consulting                                    NA                    99
 Fieldstone Private Capital Group               Financial Consulting                                    NA                    64
 Freelance Creative                             Communications Consulting                               NA                   202
 Freemarkets Inc.                               Marketing Consulting                                    NA                    36
 G.A. Wright                                    Marketing Consulting                                    NA                    49
 Gallup Organization                            Brand Consulting                                        NA                   408
 Gedulig & Ferguson Inc.                        Communications Consulting                               NA                   123
 Henry Wurst Inc.                               Communications Consulting                               NA                    57
 High Energy Consulting                         Marketing Consulting                                    NA                   112
 Hoeft Appliance Center                         Marketing Consulting                                    NA                   342
 Indus International                            Supply Chain Computer Services Consulting               NA                 3,640
 Insights Unlimited                             Marketing Consulting                                    NA                   128
 Intermat Inc.                                  Computer Services Consulting                            NA                   435
 Intervoice Brite                               Call Center System Consulting                           NA                 1,411
 Johnson Management Consulting                  Training Services                                       NA                    36
 Korn/Ferry International                       HR Consulting                                           NA                   116
 L E Peabody & Associates                       Consulting Services                                     NA                   380
 Lambert, Magill Thomas                         Consulting Services                                     NA                    47
 Lehman Brothers Inc.                           Electric Deregulation Consulting                        NA                   310
 Liaison Creative Services                      Communications Consulting                               NA                    78
 Lindberg Consulting                            Training Services                                       NA                   106
 Management Systems Inc.                        Training Services                                       NA                   869
 Matt Myers                                     Marketing Consulting                                    NA                    59
 McClain Finlon                                 Advertising Consulting                                  NA                 1,513
 McPherson Group                                Market Development Consulting                           NA                    98
 Media Mosaic                                   Communications Consulting                               NA                   766
 Melodie Regan                                  Marketing Consulting                                    NA                    25
 Message Factors                                Market Research Consulting                              NA                   175
 Midwest Research Institute                     IRP Process Consulting                                  NA                    42
 Mikon Corp.                                    Energy Markets Consulting                               NA                    57
 Minneapolis Consulting Group                   Energy Markets Consulting                               NA                   105
 National Economic Research                     IRP Process Consulting                                  NA                    92
 Nationwide Advertising Service                 Communications Consulting                               NA                   201
 Navigant Consulting Inc.                       Business Development Consulting                         NA                    35
 New Harbor Inc.                                Business Development Consulting                         NA                    81
 Opus 21 Management Solutions                   Facilities Consulting                                   NA                    98
 PA Consulting Group                            IRP Process Consulting                                  NA                    66
 Padilla Speer Beardsly                         Communications Consulting                               NA                    44
 Perry E Smith                                  Supply Chain Computer Services Consulting               NA                   108

                                                                        Page 21c


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                 RELATIONSHIP
                                                            SERVICES                             A'=ASSOCIATED
            FROM WHOM PURCHASED                             PROVIDED                          "NA"=NONASSOCIATED          AMOUNT
            -------------------                             --------                          ------------------          ------
Peter Imlay Assoc.                              Investor Relations Consulting                           NA                       26
Pira Energy Group                               Energy Markets Consulting                               NA                       69
Powerplan Consultants                           Financial Systems Consulting                            NA                      890
Prosource Chippewa                              Environmental Services                                  NA                       81
Ramsey Action Programs                          Marketing Consulting                                    NA                      295
Randal E Kreus                                  Rates & Regulatory Consulting                           NA                       92
Regional Economic Research Inc                  Rates & Regulatory Consulting                           NA                      302
RNL Solutions                                   Marketing Consulting                                    NA                       79
Save More Resources Inc.                        Marketing Development Services                          NA                    1,410
Scient                                          Consulting Services                                     NA                      606
Scientech Inc.                                  Supply Chain Computer Services Consulting               NA                       64
Scott, Madden & Associates                      Benefits Consulting                                     NA                       92
Seacrest Group                                  Environmental Services                                  NA                       25
Securien Inc.                                   IT Consulting                                           NA                       43
Simpson Partnership                             HR Consulting                                           NA                      109
Soft Link Inc.                                  Payroll Computer Services                               NA                      684
Softscape Inc.                                  Supply Chain Computer Services Consulting               NA                      362
Sterling Group                                  Marketing Consulting                                    NA                      187
Stratplans Inc.                                 Marketing Development Services                          NA                      141
Summit Blue Consulting                          Marketing Consulting                                    NA                      387
Sustainable Resources                           Marketing Consulting                                    NA                       29
TB Industries                                   Computer Services Consulting                            NA                       67
The Maris Group                                 Marketing Consulting                                    NA                      557
The Market Solutions Group                      Marketing Consulting                                    NA                       78
Toeroek Associates Inc.                         Environmental Services                                  NA                       31
Tony J Dib                                      Retail Consulting                                       NA                       37
Towers Perrin                                   Benefits Consulting                                     NA                      877
Triangle Economic Research                      Rates & Regulatory Consulting                           NA                       50
United Systems Integrator Corp.                 Facilities Consulting                                   NA                       58
Universal Network Solutions                     IT Consulting                                           NA                      734
University of Minnesota                         Retail Product Development Consulting                   NA                       70
Verint Systems                                  Call Center System Consulting                           NA                    1,046
Visimetrix Inc.                                 Facilities Computer System Consulting                   NA                      103
Ware Consulting LLC                             Computer Services Consulting                            NA                      608
Watson Wyatt & Co.                              Benefits Consulting                                     NA                       26
Weatherline Inc.                                Advertising Consulting                                  NA                       93
Wynedge Software Inc.                           Software Consulting                                     NA                       49
Yamamoto Moss                                   Brand Consulting                                        NA                      179
Zechmann & Associates                           Energy Supply Computer Consulting                       NA                      261
                                                                                                                          ----------
                                                Total Consulting                                                             31,492
                                                                                                                          ----------

                                                                        Page 21d

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                 RELATIONSHIP
                                                            SERVICES                             A'=ASSOCIATED
            FROM WHOM PURCHASED                             PROVIDED                          "NA"=NONASSOCIATED           AMOUNT
            -------------------                             --------                          ------------------           ------
Outside Services
----------------
      Affiliated Credit Services Inc.           Collection Agency                                       NA                    656
      Air Pollution Testing Inc.                Environmental Services                                  NA                     52
      Amerex Power Ltd.                         Brokerage Fees                                          NA                     47
      Anco Engineers Inc.                       Engineering Services                                    NA                     50
      APB Energy Inc.                           Brokerage Fees                                          NA                     71
      ASU Risk Management                       Benefits Administration                                 NA                    470
      Audio Visual & Film Group                 Communications Services                                 NA                    138
      AVI Systems                               Facilities Maintenance                                  NA                     40
      Bank of New York                          Transfer Agent Fee                                      NA                    185
      Barr Engineering Co.                      Engineering Services                                    NA                    166
      Benco Messenger Service Inc.              Courrier Services                                       NA                    302
      Blue Cross & Blue Shield                  Benefits Administration                                 NA                    202
      Bolger Printing                           Printing Services                                       NA                     29
      Bonded Collection Service                 Collection Agency                                       NA                    116
      Burnes & McDonnell                        Wind Audit                                              NA                     33
      Business Intelligence Source              Market Research                                         NA                     51
      Carbon Steel Inspection                   Inspection Services                                     NA                     42
      Center for Occupational Medicine          Drug Testing                                            NA                     65
      Change Management Inc.                    Training Services                                       NA                    182
      Chicago Title of Colorado                 Title Services                                          NA                     42
      Chroma Copy                               Printing Services                                       NA                     29
      Community Action of Minneapolis           Home Energy Savings Program                             NA                    106
      Concentra Medical Centers                 Drug Testing/Flu Shots                                  NA                     31
      Copeland Trucking Inc.                    Facility Moving Service                                 NA                     75
      Custom Compliance Solutions               Training Services                                       NA                    656
      Custom Environmental Services             Environmental Services                                  NA                     35
      Custom TBT LLC                            Training Services                                       NA                     52
      D & D Environmental                       Environmental Services                                  NA                     31
      Dammann Construction Inc.                 Engineering Services                                    NA                     84
      Douglas Brandon                           Environmental Services                                  NA                     56
      Easi Document Integration LP              Staffing Services                                       NA                     48
      Easy i Inc.                               Training Services                                       NA                    108
      Emergency Outfitters                      Training Services                                       NA                     38
      Energy Services Group                     Energy Audits                                           NA                     30
      Enervision                                Residential Energy Audits                               NA                     38
      Equifax Credit Information                Credit Reporting Agency                                 NA                    263
      Erin Engineering & Research               Engineering Services                                    NA                    237
      Eurasia Business Service                  Communications Services                                 NA                    374
      Evelyn Logan Consulting                   Residential Energy Audits                               NA                     42
      Federal Express                           Mailing Services                                        NA                     26
      First Revenue Assurance                   Collection Agency                                       NA                    133
      Gab Robins North America                  Claims Services                                         NA                     45

                                                                        Page 21e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                 RELATIONSHIP
                                                            SERVICES                             A'=ASSOCIATED
            FROM WHOM PURCHASED                             PROVIDED                          "NA"=NONASSOCIATED           AMOUNT
            -------------------                             --------                          ------------------           ------
GE Young                                        Benefits Administration                                 NA                   1,091
Goldstein's                                     Printing Services                                       NA                     154
Hartford Life & Annuity                         Benefits Administration                                 NA                     386
Health Promotion Management                     Wellness Program                                        NA                     240
Holly D Neel                                    Facilities Management                                   NA                      52
Honeywell Inc.                                  Security Services                                       NA                      91
Hotchkiss Inc.                                  Printing Services                                       NA                     224
Human Voice                                     Answering Service                                       NA                      29
IBM Corp                                        Computer Services                                       NA                     461
Ikon Office Solutions                           Printing Services                                       NA                     132
Information Management Specialist               Computer Services                                       NA                     122
Information Reporting Services                  Personnel Security Screening Services                   NA                      34
Innovative Research Inc.                        Boiler Services                                         NA                      34
Instrument Manufacturing                        Cable Testing                                           NA                     126
Iota Development Corporation                    Training Services                                       NA                     184
J.D. Power & Associates                         Market Research                                         NA                     120
Market Strategies Inc.                          Market Research                                         NA                     419
Marsh USA                                       Benefits Administration                                 NA                      39
Mary E Miura                                    Training Services                                       NA                      62
Mass Mutual                                     Benefits Administration                                 NA                      25
Master Lee Energy Services                      Inspection Services                                     NA                      63
Menttium Corporation                            Training Services                                       NA                     210
Merrill Communications                          Printing Services                                       NA                      50
Metropolitan Mechanical                         Engineering Services                                    NA                      30
Microsoft Corp.                                 Computer Services                                       NA                     137
Mulvigil Turbine Consultants LLC                Turbine Services                                        NA                      30
Munchiando Excavating                           Environmental Services                                  NA                     136
Nantech Consulting                              Customer Service Project Management                     NA                     292
Natsource LLC                                   Brokerage Fees                                          NA                      82
NFO USA Marketing Inc.                          Market Research                                         NA                      57
NS/I Mechanical Contracting Co.                 Engineering Services                                    NA                      34
Occupational Health Services                    Drug Testing                                            NA                      64
Office Plan Inc.                                Facilities Services                                     NA                      33
Olav & Co                                       Computer Services                                       NA                      91
Output Technology Solutions                     Printing Services                                       NA                     550
Pacific Life                                    Benefits Administration                                 NA                     518
Paradigm Learning Inc.                          Training Services                                       NA                      34
Park Printing                                   Printing Services                                       NA                      33
Personnel Decisions International               Training Services                                       NA                      40
Platts                                          Energy News Service                                     NA                     138
Plus Relocation                                 Benefits Administration                                 NA                      36
Power Controls Inc.                             Turbine Services                                        NA                      42
Power System Engineering Inc.                   Engineering Services                                    NA                      42

                                                                        Page 21f


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                 RELATIONSHIP
                                                            SERVICES                             A'=ASSOCIATED
            FROM WHOM PURCHASED                             PROVIDED                          "NA"=NONASSOCIATED           AMOUNT
            -------------------                             --------                          ------------------           ------
Powerhouse Rigging Inc.                         Training Services                                       NA                     223
Powerplus Engineering LLC.                      Engineering Services                                    NA                      29
Prebon Energy Inc.                              Brokerage Fees                                          NA                     136
Prevention Plus Inc.                            HR Safety Services                                      NA                      40
Primedia-Workplace Learning                     Training Services                                       NA                     148
R & J Service Inc.                              Training Services                                       NA                     103
Resolution Inc.                                 Training Services                                       NA                     329
Rick Souther Photography                        Communications Services                                 NA                      63
Right Management Consulting                     Outplacement Services                                   NA                      33
Risk Management Alternatives Inc.               Collection Agency                                       NA                      82
RSM Enterprises                                 Benefits Administration                                 NA                      30
Safety Kleen Corp.                              Environmental Services                                  NA                     126
Sam Stewart & Associates                        Engineering Services                                    NA                      90
Security Fence & Construction                   Security Services                                       NA                     101
Sonic Systems                                   Environmental Services                                  NA                      26
Southeastern ND Community                       Residential Energy Audits                               NA                      27
Spectrum Services Inc.                          Environmental Services                                  NA                      28
St Paul Companies Inc.                          Benefits Administration                                 NA                   1,066
St Paul Neighborhood Energy                     Residential Energy Audits                               NA                      43
Staubach Management                             Facilities Management                                   NA                   1,812
Tension Envelope                                Billing Services                                        NA                      47
TFS Energy LLC                                  Brokerage Fees                                          NA                      53
The Affiliated Group                            Credit Reporting Agency                                 NA                      29
The Apogee Group Inc.                           Management Training                                     NA                     221
The Marathon Group                              Facilities Services                                     NA                     136
The Wackenhut Corp                              Security Services                                       NA                     136
Thinkshop                                       Market Research                                         NA                      35
Total Research Corporation                      Market Research                                         NA                      68
Trafton Printing Inc.                           Printing Services                                       NA                      28
Trans Alarm                                     Security Services                                       NA                   1,260
Travelers Express                               Customer Pay Agent Fees                                 NA                     140
Trippler & Associates Inc                       Travel Services                                         NA                      35
United Business Mail                            Mailing Services                                        NA                      57
United Parcel Service                           Mailing Services                                        NA                      47
Universal Utility Service                       Energy Supply Lab Services                              A                       51
University of St.Thomas                         Training Services                                       NA                      32
US Postal Service                               Mailing Services                                        NA                      30
Utility Engineering                             Engineering Services                                    A                      314
Vanguard Communications                         Communications Services                                 NA                     172
Vanguard Fiduciary Trust Co.                    Benefits Administration                                 NA                     150
Verifications Inc.                              Personnel Security Screening Services                   NA                     217
Waste Management                                Environmental Services                                  NA                     160
Weatherdata Inc.                                Energy Markets Weather Information                      NA                      43
Western Union Financial Services                Customer Pay Agent Fees                                 NA                     459

                                                                        Page 21g


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                                 RELATIONSHIP
                                                            SERVICES                             A'=ASSOCIATED
            FROM WHOM PURCHASED                             PROVIDED                          "NA"=NONASSOCIATED           AMOUNT
            -------------------                             --------                          ------------------           ------
Willa Inc.                                      Environmental Services                                  NA                       31
Wilson Learning                                 Training Services                                       NA                       51
Xelco Collections                               Collection Agency                                       NA                      179
Xerox Corporation                               Printing Services                                       NA                      131
Zamba Solutions                                 Market Research                                         NA                      559
Other (1125)                                    Various                                                 NA                    7,840
                                                                                                                        ------------
                                                Total Outside Services                                                       29,489
                                                                                                                        ------------

                                                                                       TOTAL OUTSIDE SERVICES EMPLOYED  $    73,114
                                                                                                                        ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                   EMPLOYEE PENSION AND BENEFITS--ACCOUNT 926
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

                                     DESCRIPTION                                                         AMOUNT
                                     -----------                                                     --------------
Incentive Plan                                                                                     $        17,670
Pensions                                                                                                    (4,363)
Pension, Insurance and Taxes                                                                                 5,622
Supplemental Executive Retirement Plan                                                                       4,451
Employee Savings Plans (401K)                                                                                4,867
Post Retirement Health Care                                                                                  2,006
Post Employment Benefits                                                                                      (491)
Managed Health Care                                                                                         25,034
Dental Care                                                                                                    559
Life Insurance                                                                                                 111
Vacation                                                                                                     1,787
Bonus/Service Awards                                                                                            41
Other                                                                                                       (4,955)
                                                                                                   ----------------

                                                                                             TOTAL $        52,339
                                                                                                   ================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                   GENERAL ADVERTISING EXPENSE--ACCOUNT 930.1
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


              DESCRIPTION                                  NAME OF PAYEE                                        AMOUNT
              -----------                                  -------------                                        ------
Ad Agency/Advertising/Printing                     McClain Finlon Advertising Inc.                                    6,475
Advertising                                        Pepsi Center                                                         519
Advertising                                        State Bank of West Fargo                                             265
Advertising                                        TMP Worldwide                                                        180
Advertising                                        Weatherline Inc.                                                     152
Advertising                                        Minntertainment Co.                                                  125
Advertising - Sponsorship                          Downtown Denver Partnership                                          106
Advertising - Research                             Gallup Organization                                                  237
Mailing                                            Postmaster                                                            84
Advertising                                        Home Builders Assoc.                                                  83
Printing                                           Output Technology Solutions                                           83
Advertising                                        Geduldig & Ferguson Inc.                                              68
Advertising                                        KUSA TV                                                               62
Advertising - Research                             Customer Link                                                         56
Advertising                                        The Axiom Group Inc.                                                  55
Advertising                                        Cactus Marketing Communications                                       50
Office Expense                                     IBM Global Services                                                   40
Advertising - Sponsorship                          University of MN                                                      38
Printing                                           Hotchkiss Inc.                                                        28
Advertising - Sponsorship                          Asian/Hispanic Mktg Conference                                        15
Advertising                                        Minority Business News                                                13
Advertising - Sponsorship                          PPI Sports                                                            11
Advertising - Sponsorship                          Minnesota Thunder                                                     10
Advertising - Sponsorship                          US Hockey Hall of Fame                                                 9
Advertising                                        Maris Group LLC                                                        8
Printing                                           Shapco Printing Inc.                                                   8
Advertising                                        Encompass Marketing                                                    7
Advertising Materials & Supplies                   Reddy Store                                                            7
Advertising                                        MPMA Journal                                                           6
Advertising                                        Qwest                                                                  6
Advertising                                        Colorado Press                                                         6
Printing                                           Pyramid Print & Graphics                                               4
Advertising                                        Citizens Communications                                                4
Miscellaneous Advertising                          Various (111)                                                         97
                                                                                                           -----------------

                                                                                              TOTAL        $          8,917
                                                                                                           =================

                                                                        Page 23a


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                  MISCELLANEOUS GENERAL EXPENSES--ACCOUNT 930.2
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses" classifying such expenses according to their nature. Payments and expenses permitted by Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441
(b)(2)) shall be separately classified.

            DESCRIPTION                              NAME OF PAYEE                                         AMOUNT
            -----------                              -------------                                         ------
Utility Association Dues                                Various                                        $        1,468
Board of Director Fees and Expenses                     Various                                                 1,758
                                                                                                       ---------------

                                                                                     TOTAL             $        3,226
                                                                                                       ===============

                               RENTS--ACCOUNT 931
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

            TYPE OF PROPERTY                                                                               AMOUNT
            ----------------                                                                               ------
      Rents - Office Space                                                                             $        6,698
                                                                                                       ---------------

                                                                                     TOTAL             $        6,698
                                                                                                       ===============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                   TAXES OTHER THAN INCOME TAXES--ACCOUNT 408
                             (thousands of dollars)


INSTRUCTIONS: Provide an analysis of Account 408 "Taxes Other Than Income Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

KIND OF TAX                                                                              AMOUNT
-----------                                                                              ------
Other Than U.S. Government Taxes:
     State Unemployment Taxes                                                            $        203
     Denver City Tax                                                                               43
     Franchise Tax - Texas, Kansas, Delaware, Ohio and New Mexico                                 296
     Other  - various                                                                             115
                                                                                        --------------
                                                                               SUBTOTAL           657
                                                                                        --------------

U.S. Government Taxes:
     Social Security Taxes                                                                     12,189
     Federal Unemployment Taxes                                                                   188
                                                                                        --------------
                                                                               SUBTOTAL        12,377
                                                                                        --------------

                                                                                TOTAL    $     13,034
                                                                                        ==============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                               PURPOSE OF DONATION                              AMOUNT
-----------------                                               -------------------                              ------
Annual Fund - South Dakota Symphony                   Contribution to support community assistance                   3
Center for Ethical Business                           Contribution to support community assistance                   8
City of Tea                                           Contribution to support community assistance                   4
City of Tracy                                         Contribution to support community assistance                   5
Campaign Consultant Program                           Contribution to support community assistance                  19
Community Violence Intervention                       Contribution to support community assistance                   5
Corporate State Sponsorship                           Contribution to support community assistance                  25
Denver Metro Chamber of Commerce                      Contribution to support community assistance                 108
Dinner Honoring A Hirschfeld                          Contribution to support community assistance                  10
Donation                                              Contribution to support community assistance                   3
Gold Sponsorship of Technology                        Contribution to support community assistance                   4
Hotchkiss                                             Contribution to support community assistance                  13
Habitat for Humanities                                Contribution to support community assistance                   4
American Century Golf Classic                         Contribution to support community assistance                   5
Leadership Forum                                      Contribution to support community assistance                   5
Legislative Speaker and Programs                      Contribution to support community assistance                   4
Lennox Gold Community                                 Contribution to support community assistance                   3
Minnesota Public Radio                                Contribution to support community assistance                   3
Minnesota State Society                               Contribution to support community assistance                   3
Minnesotans for a Fair                                Contribution to support community assistance                   5
Minnesota Environmental Initiative                    Contribution to support community assistance                   8
NCSL CO 2002 Fund - Sponsorship                       Contribution to support community assistance                   7
LAEF Gala                                             Contribution to support community assistance                   5
Output Technology Solutions                           Contribution to support community assistance                  19
Pueblo Chamber of Commerce                            Contribution to support community assistance                   3
Printing and Graphics                                 Contribution to support community assistance                  13
Ready Store                                           Contribution to support community assistance                  10
Sioux Falls Area Community                            Contribution to support community assistance                   5
Support North Valley Art                              Contribution to support community assistance                   5
Timberwolves Donation                                 Contribution to support community assistance                   3
Urban League of Metro Denver                          Contribution to support community assistance                  15
Washington Pavilion                                   Contribution to support community assistance                  10
Western Fantasy, Corporate Tab                        Contribution to support community assistance                   5
Women's Conference 2001                               Contribution to support community assistance                   5
PorterCare Foundation                                 Contribution to support health                                 3
ALTRU Health Foundation                               Contribution to support health                                 6
John Nasseff Heart Hospital                           Contribution to support health                                 3
Turning Point                                         Contribution to support health                                 9
Minnesota Scholarships                                Contribution to support education                             20
Colorado Scholarships                                 Contribution to support education                             26
Texas Scholarships                                    Contribution to support education                             10
Wisconsin Scholarships                                Contribution to support education                              5
ND and SD Scholarships                                Contribution to support education                              5
Golden Buffalo Scholarship Fund                       Contribution to support education                              5

                                                                        Page 25a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                      PURPOSE OF DONATION                                          AMOUNT
-----------------                                      -------------------                                          ------
South Dakota State University                     Contribution to support education                                     7
Energy Share of North Dakota                      Contribution to support low income                                   20
CEAF                                              Contribution to support low income                                   35
United Way                                        Contribution to support United Way                                    4
Denver Kids, Inc.                                 Contribution to support young people                                  3
Indianhead Scouting                               Contribution to support young people                                  3
Girl Scouts - Mile High Council                   Contribution to support young people                                  4
South Dakota 4-H Assoc.                           Contribution to support young people                                  4
Children's Hospital Gala                          Contribution to support young people                                  5

Xcel Foundation                                   Contributions to support activities in the organization           5,150

Other (232)                                                                                                            74

                                                                                                                  --------
                                                                                                            TOTAL $ 5,753
                                                                                                                  ========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                         OTHER DEDUCTIONS--ACCOUNT 426.5
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount include in Account 426.5, "Other Deductions", classifying such expenses according to their nature.

DESCRIPTION                               NAME OF PAYEE                                                              AMOUNT
-----------                               -------------                                                              ------
Expenditures for Certain Civic,           Company employee, administrative costs
  Political & Related Activities          for civic, political and related activities; employee
                                          severance  (1,508 items)                                               $       10,962

                                                                                                                 ---------------
                                                                                                           TOTAL $       10,962
                                                                                                                 ===============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES, INC.

                      For the Year Ended December 31, 2001

                  SCHEDULE XVIII--NOTES TO STATEMENT OF INCOME


INSTRUCTIONS: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases and services rendered or expenses incurred during the year. Notes related to financial statements shown elsewhere in this report may be indicated here by reference.

The December 31, 2001 Statement of Income and related detailed schedules includes accounts as specified by the Uniform System of Accounts for Mutual Service Companies instead of the Federal Energy Regulatory Commission ("FERC") accounts.

Also, see Notes to Financial Statements on pages 14-14d, for additional Notes to Statement of Income.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2001

                       ORGANIZATION CHART (SUMMARY LEVEL)

                    ORGANIZATION CHART                                               SERVICE FUNCTION
                    ------------------                                               ----------------
Chairman                                                                             Executive Management Services
President, CEO                                                                       Executive Management Services
        Financial and Support Services-CFO                                           Accounting, Fin Reporting, Taxes
              Accounting                                                             Accounting, Fin Reporting, Taxes
                    Accounts Payable                                                 Payment & Reporting
                    Payroll                                                          Payroll
              Internal Audit                                                         Internal Audit
              Investor/Shareholder Services                                          Investor Relations
              Finance and Treasury                                                   Finance and Treasury
                    Receipts Processing                                              Receipts Processing
        General Counsel                                                              Legal
              Claims Services                                                        Claims Services
              Regulatory and Governmental Affairs - Vice-President                   Rates and Regulation
                    Regulatory Administration                                        Rates and Regulation
                    Government Affairs                                               Government Affairs
        Shared Services - Chief Administration Officer                               Executive Management Services
              Human Resources                                                        Human Resources
              Communications                                                         Corporate and Employee Communications
              Supply Chain                                                           Supply Chain and S. Chain Special Programs
              Facilities and Real Estate                                             Facilities and Real Estate
              Aviation                                                               Aviation
        Energy Markets - President                                                   Energy Mkts Reg Trading & Mktg
              Energy Markets Regulated Trading & Marketing                           Energy Mkts Reg Trading & Mktg
                    Energy Markets Fuel Procurement                                  Energy Markets Fuel Procurement
              Energy Markets - Vice-President/CFO                                    Business Unit Acctg & Budgeting
        Energy Supply - President                                                    Business Unit Acctg & Budgeting
              Energy Supply Business Resources                                       Business Unit Acctg & Budgeting
              Energy Supply Engineering & Environmental                              Energy Supply Engineering & Environmental
        Delivery - President                                                         Business Unit Acctg & Budgeting
              Energy Delivery Asset Management                                       Business Unit Acctg & Budgeting
              Energy Delivery Engineering/Design                                     Energy Delivery Engineering/Design
              Energy Delivery Construction, Oper & Maint                             Energy Delivery Constr, Oper & Maint
              Fleet                                                                  Fleet
              Energy Delivery Marketing                                              Energy Delivery Marketing
        Retail - President                                                           Business Unit Acctg & Budgeting
              Retail - Controller                                                    Business Unit Acctg & Budgeting
              Marketing and Sales                                                    Marketing and Sales
              Customer Service                                                       Customer Sales
        Enterprises - President                                                      Corp Strategy & Business Development
              Corporate Strategy and Business Development                            Corp Strategy & Business Development
              Information Technology                                                 Information Technology

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                              METHODS OF ALLOCATION


         Revenue Ratio - Based on the sum of the monthly revenue amounts for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Employee Ratio - Based on the number of employees at the end of the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Total Assets Ratio, with 15 Percent of Assets assigned to Xcel Energy Inc. - Based on the total assets as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. Xcel Energy Inc. will be assigned fifteen percent of the total assets. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Total Assets Ratio - Based on the total assets as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Square Footage Ratio - Based on the total square footage as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Invoice Transaction Ratio - Based on the sum of the monthly number of invoice transactions processed for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Customer Bills Ratio - Based on the average of the monthly total number of customer bills issued during the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such a time as may be required due to significant changes.

         MWh Generation Ratio - Based on the sum of the monthly electric MWh generated during the prior year ending December 31, the numerator of which is for an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                                                                        Page 29a


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                              METHODS OF ALLOCATION


         Total MWh Sales Ratio - Based on the sum of the monthly electric MWh hours sold during the prior year ending December 31, the numerator of which is for an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This includes sales to ultimate customers, wholesale customers, and non-requirement sales for resale. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Customers Ratio - Based on the average of the monthly total electric customers (and/or gas customers, or residential, business and large commercial and industrial customers where applicable) for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         Labor Dollars Ratio - Based on the XES department (performing center) labor dollars charged to Operating companies and other affiliates for the month. The numerator of which is the labor dollars charged to an Operating Company or affiliate company and the denominator of which is for all Operating Companies and affiliate companies charged by the department for the month.

         Delivery Services Gross Plant Ratio - Based on transmission and distribution gross plant for the Delivery Business unit, both electric and gas for the prior year ending December 31, the numerator of which is an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                     For the Period Ended December 31, 2001


         The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2001:

         In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Xcel Energy Services Inc. (XES) submits the following information on the billing of interest on borrowed funds to associated companies for the year 2001:

          A. Amount of interest billed to associate companies is contained on page 16, Analysis of Billing.

          B. Amount of interest XES pays Xcel Energy Inc. is based on Xcel Energy's weighted cost of debt adjusted for their commitment (facilities) fees. Interest is billed to associate companies based on each company's Accounts Receivable balance weighted with other significant Service Company assets in which the benefits can be directly assigned to specific companies. Companies with outstanding Accounts Receivable balances greater than 30 days and more than $1000 are charged a 1% penalty on the outstanding balance in addition to their monthly interest expense. The penalty amounts reduce the monthly interest amount allocated based on total Accounts Receivable balances.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                                SIGNATURE CLAUSE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.





                                  Xcel Energy Services Inc.
                                  ----------------------------------------------
                                  (Name of Reporting Company)

                                  By: /s/ David E. Ripka
                                  ----------------------------------------------
                                  (Signature of Signing Officer)

                                  David E. Ripka, Vice President and Controller
                                  ----------------------------------------------
                                  (Printed Name and Title of Signing Officer)


Date: April 30, 2002